EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-59424, Form S-8 No. 33-79366, Form S-8 No. 333-51837, Form S-8 No. 333-28611, Form S-8 No. 333-63321, Form S-8 No. 333-85535, Form S-8 No. 333-107686 and Form S-8 No. 333-125361) of Saga Communications, Inc. of our reports dated March 10, 2008, with respect to the consolidated financial statements of Saga Communications, Inc. and the effectiveness of internal control over financial reporting of Saga Communications, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

Detroit, Michigan	/s/ Ernst & Young LLP

March 10, 2008